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                                                                   EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT

        EMPLOYMENT AGREEMENT (this "Agreement") dated as of August 12, 2002, between Rehabilicare Inc. (the "Company"), a Minnesota corporation, and Dan Gladney (the "Executive"), a resident of Eden Prairie, Minnesota.

        WHEREAS, the Company wishes to employ the Executive to render services for the Company on the terms and conditions set forth in this Agreement, and the Executive wishes to be retained and employed by the Company on such terms and conditions.

        NOW, THEREFORE, in consideration of the premises, the mutual agreements set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

           1. EMPLOYMENT. The Company hereby employs the Executive, and the Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

           2. TERM. Unless terminated at an earlier date in accordance with
Section 9 of this Agreement, the term of the Executive's employment hereunder shall be for a period of one year, commencing on September 3, 2002. Thereafter, the term of this Agreement shall be automatically extended for successive one-year periods unless either party objects to such extension by written notice to the other party at least 60 days prior to the expiration of the initial term or any extension term.

           3. POSITION AND DUTIES.

           (a) Service with Company. During the term of the Executive's employment, the Executive agrees to perform such duties as the Board of Directors of the Company shall assign to him from time to time which duties shall be compatible with the Executive's position of President and Chief Executive Officer. The Executive also agrees to serve, for any period for which he is elected, as an officer or director of the Company; provided, however, that the Executive shall not be entitled to any compensation in addition to the compensation provided in Section 4 of this Agreement for serving as an officer or director. The Executive's title shall be "President and Chief Executive Officer."

           (b) Performance of Duties. During the term of the Executive's employment, the Executive agrees to serve the Company faithfully and to the best of his ability and to devote his full time, attention and efforts to the business and affairs of the Company during his employment by the Company. The Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement and that during the term of this Agreement, he will not render or perform services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement. While he remains


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employed by the Company, the Executive may serve on civic or charitable boards or committees, participate in charitable activities and manage personal investment activities so long as such activities do not significantly interfere with the performance of his obligations under this Agreement. Notwithstanding any of the foregoing, it is expressly understood and agreed that the Executive may devote up to three full days per month to the business and affairs of Heart Leaflet Technologies Inc. and his service on the Boards of Directors of NeuroVasx, Inc. and Incisive Surgical, Inc.

           4.  COMPENSATION.

           (a) Base Salary. As compensation for the services to be rendered by the Executive under this Agreement, the Company shall pay to the Executive a base salary of $320,000 per annum, less deductions and withholdings, which base salary shall be paid on a monthly basis in arrears in accordance with the Company's normal payroll procedures and policies. The base salary payable to the Executive during each year after the first year of the Executive's employment shall be established by the Company's Board of Directors following an annual performance review, but in no event shall the base salary for any subsequent year be less than the base salary in effect for the prior year.

           (b) Incentive Compensation. In addition to the base salary, the Executive shall be eligible to participate in any bonus or incentive compensation plans that may be established by the Board of Directors of the Company from time to time applicable to the Executive. The Company agrees to establish, with Executive's input, a bonus plan for the year ending June 30, 2003 that is similar to the bonus plan established for its former CEO for the year ended June 30, 2002.

           (c) Participation in Benefit Plans and Perquisites. While he is employed by the Company, the Executive shall also be eligible to participate in all employee benefit plans or programs and perquisites (including medical, dental, life and disability insurance, sick time, vacation time and all company holidays) maintained by the Company for its employees generally, or for its senior executives in particular, on the same basis and subject to the same requirements and limitations as may be applicable to senior executive employees of the Company. The Company shall not directly or indirectly make any changes in any benefit plan or arrangement or perquisite that would adversely affect the Executive's rights or benefits thereunder, unless such changes do not result in a proportionately greater reduction in the rights of or benefits to the Executive compared with other executive officers of the Company.

           (d) Expenses. The Company will pay or reimburse the Executive for all reasonable out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the Company's normal policies for expense verification. In addition, the Company shall provide the Executive an automobile expense reimbursement allowance of $750 per month.

           (e) Issuance of Stock Options. Concurrently with the execution of this Agreement, the Company is granting to the Executive two nonqualified stock options, each such option to purchase up to 250,000 shares of the Company's common stock at an exercise price equal to 100% of the fair market value of the Company's common stock on the date of grant. Copies of such stock options are attached hereto as Exhibit A and Exhibit B. The Company hereby

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covenants and agrees to file a registration statement on Form S-8 registering the issuance of the shares of Company common stock underlying such stock options on or prior to the earlier of: (i) one year after the date of grant of such options; and (ii) the exercise by the Executive of any part of the options.

               5. CONFIDENTIAL INFORMATION. Except as permitted or directed by the Company's Board of Directors, during the term of his employment or at any time thereafter, the Executive shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company that the Executive has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of the period of his employment by the Company, whether developed by himself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company. The Executive acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information, that is now or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by the Executive, or to disclosure of any knowledge or information when Executive is advised by counsel that such disclosure is required by law or judicial or administrative process; provided, however, the Executive shall provide the Company prompt notice of any request that disclosure of such knowledge or information be made in accordance with law or legal process so that the Company may seek a protective order or other appropriate remedy and shall cooperate with the Company, at the Company's expense, in its efforts to obtain such remedy.

           6. VENTURES. If, during the term of his employment the Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in such project, program or venture shall belong to the Company. Except as approved by the Company's Board of Directors, the Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder's fee or other compensation in connection therewith other than the compensation to be paid to the Executive as provided in this Agreement.

           7. COVENANTS AGAINST COMPETITION AND SOLICITATION.

           (a) Covenants. During the term of his employment with the Company and for a period of one year after the termination of such employment in the event such employment is terminated by Executive without Good Reason (as defined in Section 9(b)(ii)) or by the Company for Cause (as defined in Section 9(b)(i)), or in the event such employment is terminated without Cause prior to a Change of Control, for the period during which Executive is entitled to any severance payment from the Company in accordance with Section 9(e) of this Agreement, or in the event

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such employment is terminated without Cause after a Change of Control, for a period of one year after such termination, Executive shall not, directly or indirectly, as an advisor, principal, agent, partner, officer, director, stockholder, employee, member of any association or otherwise, without the consent of the Board of Directors of the Company:

               (i) engage in competition with the Company in any manner or capacity in any phase of the business that the Company is conducting during the term of this Agreement, including the design, development, manufacture, distribution, marketing, leasing or selling of accessories, devices or systems related to the products or services being sold by the Company;

               (ii) solicit or aid in soliciting as a customer or client for medical device products or services that are competitive with the products or services of the Company at the time of termination of employment, any person, firm, corporation, association or other entity (other than solicitations on behalf of the Company): (i) that was a customer or client of the Company or with which substantial business relations were maintained by the Company at any time during the two years prior to the termination of Executive's employment; or (ii) whose identity or other customer specific information Executive otherwise discovered or gained access to as a result of Executive's employment with the Company;

               (iii) solicit or aid in soliciting for employment any employee of the Company (other than for the benefit of the Company); provided, however, that Executive shall not be prohibited from soliciting any such employee who has been terminated by the Company; provided, further, that nothing contained herein shall restrict Executive or any future employer of Executive from making general advertisements to the general public, not targeted at the Company's employees, for positions and hiring any person responding to such general advertisements.

           (b) Geographic Extent of Covenants. The obligations of the Executive under Section 7(a) shall apply to any geographic area in which the Company (i) has engaged in business during the term of this Agreement through production, promotional, sales or marketing activity, or otherwise, or (ii) has otherwise established its goodwill, business reputation or any customer or supplier relations.

           (c) Limitations of Covenants. Ownership by the Executive, as a passive investment, of less than five percent of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded on Nasdaq shall not constitute a breach of this Section 7. In addition, the restrictions contained in Section 7(a) of this Agreement will not prevent the Executive from accepting employment with a large diversified organization with separate and distinct divisions that do not compete, directly or indirectly, with the Company, provided that Executive notifies the Company prior to accepting such employment and provides the Company written assurances from the prospective employer and from the Executive, reasonably satisfactory to the Company, to the effect that the Executive will not render any services, directly or indirectly, to any division or business unit that competes, directly or indirectly, with the Company; provided further, that nothing in this sentence shall affect the

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Company's right to pursue any remedy if Executive, despite such assurances, breaches his obligations under this Section 7.

           (d) Indirect Competition. The Executive will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 7 if such activity were carried out by the Executive, either directly or indirectly. In particular the Executive agrees that he will not, directly or indirectly, induce any executive of the Company to carry out, directly or indirectly, any such activity.

           (e) Acknowledgment. The Executive agrees that the restrictions and agreements contained in this Section 7 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Section 7 will cause substantial and irreparable harm to the Company that would not be quantifiable and for which no adequate remedy would exist at law and accordingly injunctive relief shall be available for any violation of this Section 7.

           (f) Blue Pencil Doctrine. If the duration or geographical extent of, or business activities covered by, this Section 7 are in excess of what is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, geographical extent or activities that are valid and enforceable. The Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

           8.  PATENT AND RELATED MATTERS.

           (a) Disclosure and Assignment. The Executive will promptly disclose in writing to the Company reasonably complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by the Executive, either solely or in collaboration with others, during the term of this Agreement, whether or not during regular working hours, relating either directly or indirectly to the business, products, practices or techniques of the Company ("Developments"). The Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all of the Developments are the property of the Company and hereby assigns and agrees to assign to the Company any and all of the Executive's right, title and interest in and to any and all of the Developments. At the request of the Company, the Executive will confer with the Company and its representatives for the purpose of disclosing all Developments to the Company as the Company shall reasonably request during the period ending one year upon termination of the Executive's employment with the Company.

           (b) Future Developments. As to any future Developments made by the Executive that relate to the business, products or practices of the Company and that are first conceived or reduced to practice during the term of this Agreement, but which are claimed for any reason to belong to an entity or person other than the Company, the Executive will promptly disclose the same in writing to the Company and shall not disclose the same to others if the Company, within

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20 days thereafter, shall claim ownership of such Developments under the terms of this Agreement. If the Company makes no such claim, the Executive hereby acknowledges that the Company has made no promise to receive and hold in confidence any such information disclosed by the Executive.

           (c) Limitation on Sections 8(a) and 8(b). Notwithstanding any of the foregoing, the provisions of Section 8(a) and 8(b) shall not apply to any Development meeting the following conditions:

                  (i) such Development was developed entirely on the Executive's own time;

                  (ii) such Development was made without the use of any equipment, supplies, facility or trade secret information of the Company;

                  (iii) such Development does not relate (A) directly to the business of the Company or (B) to the Company's actual or demonstrably anticipated research or development; and

                  (iv) such Development does not result from any work performed by the Executive for the Company.

           (d) Assistance of the Executive. Upon request and without further compensation therefor, but at no expense to the Executive, the Executive will do all lawful acts, including but not limited to, the execution of papers and lawful oaths and the giving of testimony, that in the reasonable opinion of the Company, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign copyrights and Letters Patent, including but not limited to, design patents, on the Developments, and for perfecting, affirming and recording the Company's complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto. Notwithstanding the foregoing, after the termination of the Executive's employment hereunder, the Company shall compensate the Executive at a reasonable rate for the time actually spent by the Executive at the Company's request on such assistance and reimburse the Executive for any reasonable expenses incurred.

           (e) Records. The Executive will keep reasonably complete, accurate and authentic accounts, notes, data and records of the Developments in the manner and form requested by the Company. Such accounts, notes, data and records shall be the property of the Company, and, upon its request, the Executive will promptly surrender same to it or, if not previously surrendered upon its request or otherwise, the Executive will surrender the same, and all copies thereof, to the Company upon the conclusion of his employment.

           (f) Obligations, Restrictions and Limitations. The Executive understands that the Company may enter into agreements or arrangements with agencies of the United States Government, and that the Company may be subject to laws and regulations which impose obligations, restrictions and limitations on it with respect to inventions and patents which may be acquired by it or which may be conceived or developed by executives, consultants or other agents rendering services to it. The Executive shall be bound by all such obligations, restrictions and limitations applicable to

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any such invention conceived or developed by him while he is employed by the
Company and shall take any and all further action which may be required to discharge such obligations and to comply with such restrictions and limitations.

           (g) Copyrightable Material. All right, title and interest in all copyrightable material that the Executive shall conceive or originate, either individually or jointly with others, and which arise out of the performance of this Agreement, will be the property of the Company and are by this Agreement assigned to the Company along with ownership of any and all copyrights in the copyrightable material. Upon request and without further compensation therefor, but at no expense to the Executive, the Executive shall execute all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries. Where applicable, works of authorship created by the Executive for the Company in performing his responsibilities under this Agreement shall be considered "works made for hire," as defined in the U.S. Copyright Act.

           (h) Know-How and Trade Secrets. All know-how and trade secret information conceived or originated by the Executive that arises out of the performance of his obligations or responsibilities under this Agreement or any related material or information shall be the property of the Company, and all rights therein are by this Agreement assigned to the Company.

           9. TERMINATION OF EMPLOYMENT.

           (a) Grounds for Termination. The Executive's employment shall terminate prior to the expiration of the initial term set forth in Section 2 or any extension thereof in the event that at any time:

                      (i)    The Executive dies;

                      (ii) The Executive becomes "Disabled" and as a result the Board of Directors of the Company elects to terminate this Agreement and notifies the Executive in writing of such election;

                      (iii) The Board of Directors of the Company elects to terminate this Agreement for "Cause" and notifies the Executive in writing of such election, specifying the reasons for such election;

                      (iv) The Board of Directors of the Company elects to terminate this Agreement without "Cause" and notifies the Executive in writing of such election;

                      (v) The Executive elects to terminate this Agreement for Good Reason and notifies the Company in writing of such election, specifying the reasons for such election; or

                      (vi) The Executive elects to terminate this Agreement without Good Reason and notifies the Company in writing of such election.

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        If this Agreement is terminated pursuant to clause (i), (ii), (iii) or
(v) of this Section 9(a), such termination shall be effective immediately. If this Agreement is terminated pursuant to clause (iv) or (vi) of this Section 9(a), such termination shall be effective 30 days after delivery of the notice of termination.

        (b) Definitions. As used in this Section 9, the following terms will have the meanings assigned to them below:

        (i) "Cause" means that the Board of Directors of the Company has determined, in good faith, that:

               (A) The Executive has breached the provisions of Section 5, 7 or 8 of this Agreement in any material respect,

               (B) The Executive has engaged in willful and material misconduct, including willful and material failure to perform the Executive's duties as an officer or executive of the Company and has failed to cure such default within 30 days after receipt of written notice of default from the Company,

               (C) The Executive has committed fraud, misappropriation or embezzlement in connection with the Company's business, or

               (D) The Executive has been convicted or has pleaded nolo contendere to any felony or other crime involving dishonesty, theft or similar malfeasance.

        In the event that the Company terminates the Executive's employment for "Cause" pursuant to clause (B) of this Section 9(b)(i) and the Executive objects in writing to the Board's determination that there was proper "Cause" for such termination within 20 days after the Executive is notified of such termination, the matter shall be resolved by arbitration in accordance with the provisions of Section 10(a). If the Executive fails to object to any such determination pursuant to clause
        (B) of "Cause" in writing within such 20-day period, he shall be deemed to have waived his right to object to that determination. If such arbitration determines that there was not proper "Cause" for termination, such termination shall be deemed to be a termination pursuant to clause (iv) of Section 9(a) and the Executive's sole remedy shall be to receive the severance benefits contemplated by Section 9(e) or 9(f), as the case may be.

        (ii)  "Good Reason" means:

                      (A) the assignment to Executive of employment responsibilities or the removal of employment responsibilities which are not commensurate with Executive's responsibilities, authority and status as chief executive officer of the Company;

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                      (B)    a breach of the obligations of the Company under
                             this Agreement that has not been cured within 20 days of notice from Executive; or

                      (C) the Company's requiring Executive to be based or maintain a regular office outside of the seven county Twin Cities Metropolitan Area.

        In the event that the Executive terminates the Executive's employment for "Good Reason" pursuant to clause (A) of this Section 9(b)(2) and the Company objects in writing to the Executive's determination that there was proper "Good Reason" for such termination within 20 days after the Company is notified of such termination, the matter shall be resolved by arbitration in accordance with the provisions of Section 10(a). If the Company fails to object to any such determination of "Good Reason" in writing within such 20-day period, it shall be deemed to have waived its right to object to that determination. If such arbitration determines that there was not "Good Reason" for termination, such termination shall be deemed to be a termination pursuant to clause (vi) of Section 9(a), and the Executive's sole remedy shall be to receive the cash compensation and reasonable benefits contemplated by Section 9(e) or 9(f), as the case may be.

        (iii) "Disabled" means any mental or physical condition that renders the Executive unable to perform the essential functions of his position, with or without reasonable accommodation, for a period in excess of six months.

        (iv) A "Change in Control" shall mean the occurrence of any of the following events as a result of a transaction or series of transactions:

                      (A) a change in control of the Company of a nature required to be reported in response to Item 6(e) of
                             Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), whether or not the Company is then subject to such reporting requirement;

                      (B) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities;

                      (C) individuals who at the date hereof constitute the Board of Directors of the Company cease to constitute a majority thereof, provided that such change is the direct or indirect result of a proxy fight and contested election for positions on the Board; or

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                      (D)    the Board of Directors of the Company determines,
                             in its sole and absolute discretion, that there has been a change in control of the Company.

        (c) Effect of Termination. Notwithstanding any termination of this Agreement, the Executive, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of the Executive's employment.

        (d) Surrender of Records and Property. Upon termination of his employment with the Company, the Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof that relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

        (e) Severance -- Prior to Change of Control. If the Executive's employment is terminated prior to a Change of Control by the Company pursuant to clause (ii) or (iv) of Section 9(a), or by the Executive pursuant to clause (v) of Section 9(a), the Company shall:

                      (i) pay to Executive his base salary through the date of termination;

                      (ii) pay to Executive the value of any vacation time accrued in accordance with the Company's policies and not taken through the date of termination;

                      (iii) continue to pay to the Executive his base salary for a period of six months after the date of such termination in the event the termination occurs within the first year of this Agreement and for a period of twelve months after the date of such termination in the event the termination occurs after the first year of this Agreement;

                      (iv) continue to provide health, life, disability and dental insurance benefits for the Executive through the earlier of (A) the date that the Executive obtains an employment position providing equivalent benefits, or (B) the period set for in subsection
                             (iii); and

                      (v) provided Executive has served for a period of at least three months since the commencement of the fiscal year, pay Executive a pro rata portion (based on the number of days of employment during that fiscal year) of any bonus payment that would have been payable to him for that fiscal year pursuant to Section 3(b) if the Executive had been in the employ of the Company for the full fiscal year.

                      The Executive agrees that the payment in clause (v) above shall be made at the same time bonus payments are made to other executives with respect to such year (after the completion of the fiscal year when a determination has been made that bonus objectives have been achieved). The Executive also agrees that the compensation set forth in this Section 9(e) constitutes all the compensation and benefits due Executive upon termination pursuant to clause
                      (ii), (iv) or (v) of Section 9(a) and that no other compensation of any kind shall be due Executive upon such termination, including, without limitation, no

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                      compensation by way of (A) 401K or other ERISA or stock
                      plan benefits accruing after the date of such termination,
                      (B) automobile allowance, expense allowance, materials or equipment allowance or phone or cell phone allowance, (C) bonus with respect to any fiscal year after the fiscal year in which the Executive's employment terminated, (D) payment with respect to any other severance plan or policy, including the executive officer severance policy otherwise in place at the Company.

If this Agreement is terminated pursuant to clauses (i), (iii) or (vi) of
Section 9(a), the Executive's right to base salary and benefits after the date of such termination shall immediately terminate, except as may otherwise be required by applicable law. Notwithstanding the foregoing, the Executive shall be entitled to receive all accrued but unpaid base salary and accrued benefits if Executive's employment is terminated pursuant to clause (i), (iii), of (vi) of Section 9(a) through the date of termination.

        (f) Severance Payment after Change in Control. In lieu of any payments due Executive for periods subsequent to the date of termination of Executive's employment becomes effective pursuant to Section 9(e) or otherwise, in the event the Executive's employment is terminated after a Change of Control by the Company pursuant to clause (ii) or (iv) of Section 9(a), or after a Change of Control pursuant to clause (vi) of Section 9(a) or within 60 days after a change of control pursuant clause (vi) of Section 9(a), the Company shall:

                      (i) pay to Executive his base salary through the date of termination;

                      (ii) pay to Executive the value of any vacation time accrued in accordance with the Company's policies and not taken through the date of termination;

                      (v) pay Executive a pro rata portion (based on the number of days of employment during that fiscal year) of any bonus payment that would have been payable to him for that fiscal year pursuant to
                              Section 3(b) if the Executive had been in the employ of the Company for the full fiscal year, assuming for purposes of calculating such bonus, that the Company's financial and business performance for the current compensation year through the date of such termination is annualized;

                      (vi) either (a) pay Executive a cash payment, in lump sum or over such period of time as Executive, in his discretion, shall designate, in an amount equal to the greater of (x) Executive's salary at the date of such termination, or (y) Executive's salary at the date of consummation of the Change of Control, in the event the Executive's employment is terminated after a Change of Control by the Executive pursuant to clause (vi) of
                              Section 9(a); or (b) pay Executive a cash payment, in lump sum or over such period of time as Executive, in his discretion, shall designate, in an amount equal to two (2) times the greater of
                              (x) Executive's salary at the date of such termination, or (y) Executive's salary at the date of consummation of the Change of Control, in the event the Executive's employment is terminated after a Change of Control = by the Company pursuant to clause (ii) or (iv) of Section 9(a) or by the Executive pursuant to clause (v) of Section 9(a); and

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

                      (vii) continue to provide health, life, disability and dental insurance benefits for the Executive through the earlier of (A) the date that the Executive obtains an employment position providing equivalent benefits, or (B) two years from the date of such termination in the event the Executive's employment is terminated after a Change of Control by the Company pursuant to clause (ii) or (iv) of Section 9(a) or by the Executive pursuant to clause (v) of
                             Section 9(a) or one year from the date of such termination in the event the Executive's employment is terminated after a Change of Control by the Executive pursuant to clause (vi) of Section 9(a).

        subject, however, to the restriction that the Executive shall not be entitled to receive any amount pursuant to this Agreement which constitutes an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor provisions or regulations promulgated thereunder.

        If this Agreement is terminated pursuant to clauses (i) or (iii) of
        Section 9(a), or pursuant to clause (vi) more than 60 days after a Change in Control, the Executive's right to base salary and benefits after the date of such termination shall immediately terminate, except as may otherwise be required by applicable law. Notwithstanding the foregoing, the Executive shall be entitled to receive all accrued but unpaid base salary and accrued benefits through the date of termination if Executive's employment is terminated pursuant to clause (i), or (iii) of Section 9(a), or pursuant to clause (vi) more than 60 days after a Change in Control.

           10. SETTLEMENT OF DISPUTES.

           (a) Arbitration. Except as provided in Section 10(b), any claims or disputes of any nature between the Company and the Executive arising from or related to the performance, breach, termination, expiration, application or meaning of this Agreement or any matter relating to the Executive's employment and the termination of that employment by the Company shall be resolved exclusively by arbitration in Minnesota, in accordance with the applicable rules of the American Arbitration Association. In the event of submission of any dispute to arbitration, each party shall, not later than 30 days prior to the date set for hearing, provide to the other party and to the arbitrator(s) a copy of all exhibits upon which the party intends to rely at the hearing and a list of all persons each party intends to call at the hearing. The decision of the arbitrator(s) shall be final and binding upon both parties. Judgment of the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.

           (b) Resolution of Certain Claims -- Injunctive Relief. Section 10(a) shall have no application to claims by the Company asserting a violation of Sections 5, 7, 8 or 9(d) or seeking to enforce, by injunction or otherwise, the terms of Sections 5, 7, 8 or 9(d) . Such claims may be maintained by the Company in a lawsuit subject to the terms of Section 10(c). The Executive acknowledges that it would be difficult to fully compensate the Company for damages resulting from any breach by him of the provisions of this Agreement. Accordingly, the Executive agrees that, in addition to, but not to the exclusion of any other available remedy, the Company shall have the


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
right to enforce the provisions of Sections 5, 7, 8 and 9(d) by applying for and obtaining temporary and permanent restraining orders or injunctions from a court of competent jurisdiction without the necessity of filing a bond therefor, and without the necessity of proving actual damages, and the Company shall be entitled to recover from the Executive its reasonable attorneys' fees and costs in enforcing the provisions of Sections 5, 7, 8 and 9(d) .

        (c) VENUE. Any action at law, suit in equity or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement, or any provision hereof, shall be litigated only in the courts of the State of Minnesota, County of Hennepin. The Executive and the Company consent to the jurisdiction of such courts over the subject matter set forth in Section 10(b). The Executive waives any right the Executive may have to transfer or change the venue of any litigation brought against the Executive by the Company.

        11. MISCELLANEOUS.

        (a) Entire Agreement. This Agreement (including the exhibits, schedules and other documents referred to herein) contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof.

        (b) Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

        (c) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provision of this Agreement will not be affected or impaired thereby. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. The Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provision valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

        (d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives and, to the extent permitted by subsection (e), successors and assigns.

        (e) Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable (including by operation of law) by either party without the prior written consent of the other party to this Agreement, except that the Company may, without the consent of the Executive, assign its rights and obligations under this

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
Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company.

        (f) Modification, Amendment, Waiver or Termination. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement. No delay on the part of the Company or the Executive in exercising any right hereunder shall operate as a waiver of such right. No waiver, express or implied, by the Company or the Executive of any right or any breach by the Company or the Executive shall constitute a waiver of any other right or breach by the Company or the Executive.

        (g) Notices. All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and delivered by personal delivery, overnight courier, mail, electronic facsimile or e-mail addressed to the receiving party at the address set forth herein. All such communications shall be effective when received.

        Dan Gladney
        10235 Summer Place
        Eden Prairie, MN 55437

        Rehabilicare Inc.
        c/o Chairman
        1811 Old Highway 8
        New Brighton, MN  55112

Any party may change the address set forth above by notice to each other party given as provided herein.

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

        (h) Headings. The headings and any table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        (i) Governing Law. ALL MATTERS RELATING TO THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PROVISIONS THEREOF.

        (j)Third-Party Benefit. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever.

        (k) Withholding Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

        (l) No Obligation to Mitigate Damages. Unless otherwise specifically contemplated herein, the Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as a result of employment by another employer.

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

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph.

                                                    REHABILICARE INC.

                                                    By:_________________________
                                                    Name:_______________________
                                                    Title:______________________

                                                    ____________________________
                                                    Dan Gladney


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